Exhibit 2.1

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of this 30th day of September, 2016, by and between MANITEX INTERNATIONAL, INC., a Michigan corporation (“Manitex”), LIFTKING, INC., a Michigan corporation (“Liftking Parent”), LIFTKING ACQUISITION ULC, an Alberta unlimited liability company (“Buyer”) and MI-JACK PRODUCTS, INC., an Illinois corporation (“Buyer Parent”).

RECITALS

A. Manitex is the owner of all of the issued and outstanding equity interests of Liftking Parent, which is the owner of the issued and outstanding equity interests (the “Shares”) of Manitex Liftking, ULC, an Alberta unlimited liability company (the “Company”);

B. Buyer Parent is the indirect owner of all of the issued and outstanding equity interests of Buyer;

C. Buyer and Buyer Parent, as Buyer’s indirect shareholder, desire that Buyer purchase the Shares from Liftking Parent, on the following terms and conditions; and

D. Liftking Parent and Manitex, as Liftking Parent’s sole shareholder, desire that Liftking Parent sell the Shares to Buyer, on the following terms and conditions.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions, and agreements hereinafter expressed, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Without limiting the effect of any other terms defined in the text of this Agreement, the following words shall have the meaning given them in this Article I:

1.1 “Affiliate” with respect to any specified Person, means any Person which is controlling, controlled by, or under common control, directly or indirectly, with such specified Person, and, if the Person referred to is a natural Person, any member of such Person’s immediate family. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.2 “Agreement” means this Agreement as executed on the date hereof and as amended or supplemented in accordance with the terms hereof, including all Schedules and Disclosure Schedules hereto.

1.3 “Balance Sheet” has the meaning set forth in Section 1.22.

1.4 “Benefit Plan(s)” has the meaning set forth in Section 3.23(a).

1.5 “Business Day” means any day which is not a Saturday, Sunday or a legal holiday in the state of Illinois, the state of Michigan or the Province of Ontario.

1.6 “Business” means the business of designing, developing and manufacturing niche material handling equipment, including rough terrain forklifts, heavy lift industrial forklifts, vertical forklifts and custom engineered heavy material transporters.

1.7 “Buyer Benefit Plans” has the meaning set forth in Section 5.9(b).

1.8 “Buyer Indemnified Persons” has the meaning set forth in Section 7.1.

1.9 “Buyer” has the meaning set forth in the Preamble.

1.10 “Buyer Parent” has the meaning set forth in the Preamble.

1.11 “Cash” means cash, cash equivalents and marketable securities as determined in accordance with GAAP.

1.12 “CCC” has the meaning set forth in Section 6.2(e).

1.13 “Closing Date” has the meaning set forth in Section 2.3.

1.14 “Closing” has the meaning set forth in Section 2.3.

1.15 “Company” has the meaning set forth in the Recitals.

1.16 “Confidentiality Agreement” means the confidentiality agreement, dated as of June 3, 2016 by and between Manitex and Buyer Parent.

1.17 “Contract” means any oral or written contract, agreement, lease, indenture, mortgage, deed of trust, evidence of indebtedness, binding commitment or instrument to which the Company is a party or by which the Company is bound.

1.18 “Effective Time” means the effective time of the Closing, which shall be deemed to be as of 11:59 p.m. CT on the Closing Date.

1.19 “Encumbrances” means mortgages, liens, pledges, charges, claims, security interests, options, rights of first refusal, easements, restrictive covenants or other encumbrances.

1.20 “Environmental Law” means any or all Laws and common law relating to noise and the protection and preservation of the environment, including without limitation, indoor and outdoor air, surface water, waste water, drinking water, storm water, wetlands, groundwater or land, and/or governing the handling, use, generation, treatment, storage or disposal of Hazardous Materials, including without limitation: the Environmental Protection Act, R.S.O. 1990, C. E. 19 and the Ontario Water Resources Act, R.S.O. 1990, C. O. 40, together with all rules, regulations and orders issued thereunder or any provincial or municipal equivalents thereto, and each as any of the same may have been amended up to the date hereof.

1.21 “Environmental Permit” means any permits, approvals, consents or other authorizations by or pursuant to any Environmental Law in effect on the date hereof, or, with respect to prior time periods, as in effect during the applicable prior period.

1.22 “Financial Statements” means the unaudited balance sheet of the Company as of July 31, 2016 (the “Balance Sheet”), and the unaudited balance sheets of the Company and related unaudited statements of profit and loss for the twelve (12)-month periods ended December 31, 2013, 2014 and 2015, and March 31, 2016.

1.23 “Fundamental Representation” has the meaning set forth in Section 7.5.

1.24 “GAAP” means U.S. generally accepted accounting principles.

1.25 “Government Official” means any person qualifying as a public official or public employee under the Laws of any relevant jurisdiction and also includes: (a) a person who holds a legislative, administrative or judicial position in or with a Governmental Authority; (b) a person holding an official position, such as an employee, officer or director, in or with any Governmental Authority or state-owned or controlled enterprise, including a commercial enterprise; (c) any individual “acting in an official capacity”, such as a delegation of authority, from a Governmental Authority to carry out official responsibilities; (d) an official of a public international organization such as the United Nations, the World Bank, the International Monetary Fund, or regional development banks; (e) a political party, an official of a political party, or a candidate for political office; (f) an immediate family member, such as a parent, spouse, sibling, or child of a person in any of (a) through (e) above; and (g) an agent or intermediary of any person in any of (a) through (f) above.

1.26 “Governmental Authority” means: (i) any federal, provincial, municipal, local or other governmental or public department, court, commission, board, bureau, agency or instrumentality; (ii) any subdivision or authority of any of the foregoing; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of or in lieu of any of the above; or (iv) any body, organization or entity, including one of a commercial nature, owned or controlled by any of the foregoing.

1.27 “Guarantee” has the meaning set forth in Section 6.2(e).

1.28 “Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “pollutants”, “contaminants”, “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, or reproductive toxicity, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any radioactive materials, (d) toxic mold or fungus of any kind or species and (e) asbestos in any form, polychlorinated biphenyls or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls.

1.29 “Income Taxes” means any Tax imposed upon or measured by net income or gross income (excluding any Tax based solely on gross receipts).

1.30 “Indebtedness” means the principal amount of all indebtedness for borrowed money of the Company, including, but not limited to, all outstanding amounts under (A) notes, bonds, debentures, mortgages and similar instruments, (B) capitalized leases, (C) obligations under conditional sale or other title retention agreements, (D) deferred purchase price for property or services (including all “earnout” and similar obligations but excluding accounts payable incurred in the Ordinary Course), (E) guarantees of indebtedness of any other Person, and (F) obligations, contingent or otherwise, as an account party in respect of letters of credit and letters of guarantee.

1.31 “Indemnification Deductible” has the meaning set forth in Section 7.6(a).

1.32 “Indemnifying Party” has the meaning set forth in Section 7.3.

1.33 “Injured Party” has the meaning set forth in Section 7.3.

1.34 “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations related to the foregoing; (c) trade secrets and confidential know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights, interests and protections.

1.35 “Law” means any federal, state or local, domestic or foreign, statute, law, ordinance, decree, order, injunction, rule, directive, or regulation of any government or quasi-governmental authority, and includes rules and regulations of any regulatory or self-regulatory authority having the force of law.

1.36 “Lease” means the Indenture of Lease dated November 15, 2014, by and between Aldrovandi Equipment Limited and the Company with respect to leased premises at 7135 Islington Avenue, Woodbridge, Ontario, L4L1V9.

1.37 “Leased Personal Property” has the meaning set forth in Section 3.15(b).

1.38 “Legal Proceedings” means any claim, action, suit, proceeding or investigation, whether brought, initiated, asserted or maintained by a governmental entity or any other Person.

1.39 “Letters of Credit” means the NATO Letter of Credit and the UN Letter of Credit.

1.40 “Liabilities” means all liabilities, claims, obligations, expenses or damages, whether known or unknown, contingent or absolute, named or unnamed, disputed or undisputed, legal or equitable, determined or indeterminable, or liquidated or unliquidated.

1.41 “Liftking Parent” has the meaning set forth in the Preamble.

1.42 “Loss” or “Losses” means each and all of the following items: losses, Liabilities, damages, judgments, fines, costs, penalties, amounts paid in settlement and reasonable out-of-pocket costs and expenses incurred in connection therewith (including, without limitation, costs and expenses of suits and Legal Proceedings, and reasonable fees and disbursements of counsel), but net of any insurance proceeds actually received by the Injured Party with respect to such Losses.

1.43 “Manitex Indemnified Persons” has the meaning set forth in Section 7.2.

1.44 “Manitex’s Knowledge” shall mean the actual and conscious (and not constructive) knowledge of the following individuals: David Langevin, Jeff Cockerton and Paul Cannon.

1.45 “Manitex” has the meaning set forth in the Preamble.

1.46 “Material Adverse Effect” means a material adverse effect on the assets, business, operations, and financial condition and results of the Company, taken as a whole, caused by any event, occurrence, condition or circumstance other than any adverse change, effect, event or development arising from or relating to (i) the economy of Canada or the United States of America or the global economy, (ii) the industry or markets in which the Company operates, (iii) the announcement or disclosure of this Agreement or the transactions contemplated hereby, (iv) military action, the occurrence of any natural disasters, acts of God or any act of terrorism, (v) changes in the debt, financing or securities markets; (vi) changes in GAAP or changes in Law, (vii) compliance with the terms of, or the taking of action contemplated by this Agreement or approved by Buyer, but in the case of clauses (i) (ii), (iv) and (vi) above, only to the extent the Company is not disproportionately affected thereby as compared to other companies operating in the industries in which the Company operates.

1.47 “Material Contracts” means those agreements in listed in Section 3.16(a) (i)-(xiii), or whose performance or default thereof, could have a material impact on the Business taken as a whole.

1.48 “NATO Letter of Credit” means that certain Standby Letter of Credit (Transaction Reference Number: OSB4390N) in the amount of USD $145,000.00 that has been obtained by the Company from Comerica Bank with NATO Support Agency as the Beneficiary.

1.49 “Notice of Claim” has the meaning set forth in Section 7.3.

1.50 “Ordinary Course” means, with respect to the Company, the ordinary course of commercial operations customarily engaged in by the Company consistent with past practices.

1.51 “Party” means any of Manitex, Liftking Parent, Buyer or Buyer Parent, and “Parties” means all of them.

1.52 “Permits” has the meaning set forth in Section 3.17.

1.53 “Permitted Encumbrances” means, collectively, (a) liens relating to Taxes, fees, levies, duties or other governmental charges of any kind that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves are established in accordance with GAAP, (b) liens for mechanics, materialmen, warehousemen’s, laborers, employees, suppliers or similar liens arising by operation of law provided such liens are related to obligations not due or delinquent, are not registered against title to any assets and in respect of which adequate holdbacks are being maintained as required by applicable Law, (c) licenses granted in the Ordinary Course in connection with the sale or license of goods and services by the Company; and (d) liens on goods in transit to the Company incurred pursuant to documentary letters of credit.

1.54 “Person” shall mean any individual, corporation, partnership, limited partnership, joint venture, association, joint stock company, limited liability company, trust, incorporated organization or government or any agency or political subdivision thereof or any other entity.

1.55 “Phase I Environmental Report” means the Phase I Environmental Site Assessment relating to 7135 Islington Avenue & 191 Vinyl Court, Woodbridge, Ontario dated May 2016 prepared by Envirovision Inc.

1.56 “Pre-Closing Balance Sheet” means the unaudited balance sheet of the Company as of September 28, 2016.

1.57 “Pre-Closing Periods” means all taxable periods ending on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date.

1.58 “Purchase Price” has the meaning set forth in Section 2.2.

1.59 “Qualified Plans” has the meaning set forth in Section 3.23(c).

1.60 “Records” has the meaning set forth in Section 5.2.

1.61 “Related Parties” has the meaning set forth in Section 3.26.

1.62 “Release” means any spilling, leaking, emitting, discharging, depositing, pumping, pouring, emptying, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials) into the indoor or outdoor environment, including ambient air, soil, surface water, drinking water or ground water.

1.63 “Shares” has the meaning set forth in the Recitals.

1.64 “Straddle Period” means any taxable period that begins prior to and ends after the Closing Date.

1.65 “Tax Authority” means any domestic, foreign, federal, national, state, provincial, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

1.66 “Tax Returns” means all returns, reports, estimates, declarations, information returns or statements required to be filed in connection with any Taxes, including any schedule or attachment thereto, and including any amendment or supplement thereof.

1.67 “Tax” or “Taxes” means all federal, state, provincial, county, local, municipal, foreign and other taxes, assessments, duties or similar charges, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative minimum, occupation, recapture and other taxes, and including all interest, penalties and additions imposed with respect to such amounts; the foregoing shall include any transferee or secondary liability for a Tax. Any one of the foregoing Taxes shall be referred to sometimes as a “Tax.”

1.68 “Third Person Claim” has the meaning set forth in Section 7.4.

1.69 “Third Person” has the meaning set forth in Section 7.4.

1.70 “Top Customers” has the meaning set forth in Section 3.25.

1.71 “Top Suppliers” has the meaning set forth in Section 3.25.

1.72 “Transferred Employee” has the meaning set forth in Section 5.9(a).

1.73 “UN Letter of Credit” means that certain Standby Letter of Credit (Transaction Reference Number: OSB10153N) in the amount of USD $400,601.00 that has been obtained by the Company from Comerica Bank with Royal Bank of Canada as the Beneficiary (and with the ultimate Beneficiary as the United Nations).

ARTICLE II

PURCHASE AND SALE OF THE SHARES

2.1 Purchase and Sale of Shares. Pursuant to the terms and conditions of this Agreement, at the Closing, Liftking Parent hereby sells, assigns, transfers and conveys to Buyer, and Buyer purchases, acquires and accepts from Liftking Parent, all of Liftking Parent’s right, title and interest in and to the Shares, free and clear of all Encumbrances.

2.2 Consideration. The consideration that Buyer shall pay Liftking Parent for the Shares shall be Fourteen Million U.S. Dollars (USD $14,000,000), payable in cash (the “Purchase Price”).

2.3 Closing. The closing (the “Closing”) of the purchase and sale of the Shares shall take place at 9:00 a.m. on the date of this Agreement (the “Closing Date”) at the offices of Bryan Cave LLP in Chicago, Illinois, or at such other place as Manitex and Buyer may agree. At Closing, Manitex shall deliver or cause to be delivered to Buyer the documents and other items identified in Section 6.1, and Buyer shall deliver to Liftking Parent (a) by wire transfer of immediately available funds, in accordance with the wire transfer instructions set forth on Schedule 2.3, the Purchase Price and (b) the documents and other items identified in Section 6.2. The Parties intend that the pre-Closing and Closing shall be effected, to the extent practicable, by conference call, the electronic delivery of documents and the prior physical exchange of certificates and certain other documents and instruments to be held in escrow by outside counsel to the recipient Party pending authorization by the delivering Party (or their outside counsel) of their release at Closing.

2.4 Buyer Parent Guarantee. Subject to the terms of the Agreement, Buyer Parent hereby jointly and severally guarantees the obligations of Buyer pursuant to this Article II.

2.5 Manitex Guarantee. Subject to the terms of the Agreement, Manitex hereby jointly and severally guarantees the obligations of Liftking Parent pursuant to this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MANITEX AND LIFTKING PARENT

Manitex and Liftking Parent, jointly and severally, hereby make the following representations and warranties to Buyer and Buyer Parent, each of which is true and correct on the date hereof and shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein.

3.1 Existence; Power; Authorization.

(a) Each of Manitex and Liftking Parent has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The Company has all necessary corporate power and authority to carry on the Business as such business is now being conducted.

(b) The Company is duly incorporated, validly existing and in good standing under the laws of the Province of Alberta, Canada.

(c) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary corporate action on the part of Manitex and Liftking Parent.

(d) No material permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any governmental or regulatory authority or third party is required by the Company, Manitex or Liftking Parent in connection with the execution, delivery or performance of this Agreement by Manitex and Liftking Parent or the consummation by Manitex and Liftking Parent of the transactions contemplated hereby, except as otherwise provided for herein. The transactions contemplated hereby will not: (x) result in the creation of any Encumbrance against the property or assets of the Company; or (y) violate any order, ruling, writ, judgment, or decree of any governmental entity applicable to the Company, Manitex or Liftking Parent.

3.2 Conflicts Under Governing Documents or Laws. Neither the execution and delivery of this Agreement by Manitex or Liftking Parent, nor the consummation by Manitex or Liftking Parent of the transactions contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of Manitex, Liftking Parent or the Company’s Certificate or Articles of Incorporation, constating documents or by-laws, or violate in any material respect any applicable Law of any governmental authority or of any arbitration award to which the Company, Manitex or Liftking Parent is a party or by which the Company, Manitex or Liftking Parent is bound.

3.3 Governing Documents. True and complete copies of the constating documents or articles of incorporation and all amendments thereto, the by-laws as amended and currently in force, share registry, and corporate minute books and records of the Company have been made available to Buyer Parent. The share registry accurately reflect the current share ownership of the Company.

3.4 Capitalization. The authorized share capital of the Company consists of (x) an unlimited number of common shares, no par value (“Common Share”), of which 100 common shares are issued and outstanding, and (y) an unlimited number of exchangeable preferred shares, no par value, of which none are issued and outstanding. All outstanding Common Shares have been duly authorized and are validly issued, fully paid and nonassessable. There are no outstanding options, warrants, agreements or other rights of any kind that provide for (i) the sale, transfer, assignment, or Encumbrance of any Common Shares, or (ii) the issuance by the Company of additional shares in the capital of the Company or other securities, or of any securities convertible into, exchangeable for or evidencing the right to purchase any share in the capital, or other securities, of the Company. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements that may affect the voting or transfer of the Common Shares. The Company does not have any subsidiaries or own any securities, or interest, in any other Person.

3.5 Share Ownership. Liftking Parent is the sole record and beneficial holder of the Shares which represent all issued and outstanding shares in the capital of the Company. Liftking Parent owns the Shares free and clear of all Encumbrances.

3.6 Valid and Enforceable Agreement. This Agreement has been duly executed and delivered by each of Manitex and Liftking Parent and constitutes a legal, valid and binding obligation of each of Manitex and Liftking Parent, enforceable against each of Manitex and Liftking Parent in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) the availability of specific performance, injunctive relief and other equitable remedies.

3.7 Financial Statements. Attached as Disclosure Schedule 3.7 are complete copies of the Financial Statements. The Financial Statements present fairly, in all material respects, the financial position of the Company as of the dates thereof and the results of operations and cash flows of the Company for the periods covered by said statements. The Financial Statements were derived from the books and records of the Company.

3.8 Pre-Closing Balance Sheet. Attached as Disclosure Schedule 3.8 is a copy of the Pre-Closing Balance Sheet. The information set out in the Pre-Closing Balance Sheet is true and correct and was derived from the books and records of the Company.

3.9 Undisclosed Liabilities. The Company has no material Liability which would be required by GAAP to be provided or reserved against on a balance sheet except for: (i) Liabilities provided for or reserved against in the Financial Statements; and (ii) Liabilities which have been incurred by the Company subsequent to the date of the Balance Sheet in the Ordinary Course.

3.10 Title to Assets. The Company has good title to all assets shown or reflected on the Balance Sheet (except for assets disposed in the Ordinary Course since the date of the Balance Sheet), free and clear of any Encumbrances, except for Permitted Encumbrances. All machinery and equipment owned or used by the Company have been properly maintained and are in good working order for the purposes of on-going operation, subject to ordinary wear and tear for machinery and equipment of comparable age.

3.11 Inventory. Except as set forth on Disclosure Schedule 3.11, all raw material, work in process and finished goods inventory of the Business is located at 7135 Islington Ave., Woodbridge, ON L4L1V9, Canada. Except as set forth on Disclosure Schedule 3.11, all of the inventories are of merchantable quality and reasonably fit for their usual purpose.

3.12 Absence of Certain Developments. Except as set forth in Disclosure Schedule 3.12, since December 31, 2015 the Company has not:

(a) suffered a Material Adverse Effect;

(b) amended its certificate or articles of incorporation or by-laws;

(c) sold or transferred any portion of its assets or property material to the Business as a whole, except for sales of its inventory and transfers of cash in payment of trade payables, all in the Ordinary Course;

(d) suffered any loss, or any interruption in use, of any assets or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God;

(e) waived any right or cancelled or compromised any material debt or claim, other than in the Ordinary Course;

(f) made any payment or increase in the bonus, salary or other compensation or fringe benefits of any officer or employee of the Company, other than in the Ordinary Course;

(g) instituted or amended any employee benefit program or fringe benefit program with respect to the employees of the Company, other than as required by applicable Law;

(h) borrowed any money or issued any bonds, debentures, notes or other corporate securities evidencing money borrowed;

(i) made any material change to its accounting methods, principles or practices;

(j) made or authorized a single capital expenditure in excess of USD $10,000 or capital expenditures in the aggregate in excess of USD $50,000;

(k) declared or paid dividends on or in respect of the Shares and no other distribution on any of its securities or shares has been declared or made by the Company and all dividends which to the date hereof have been declared or paid by the Company have been duly and validly declared or paid; or

(l) without limitation by the enumeration of any of the foregoing, entered into any material transaction outside of the Ordinary Course.

3.13 Taxes.

(a) The Company has filed or caused to be filed on a timely basis all material Tax Returns required to be filed by them, and all such Tax Returns are true, correct and complete in all material respects. All Taxes due and payable by the Company (whether or not shown on any Tax Return) have been paid. No claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. All Taxes which the Company is obligated to withhold from amounts owing to any employee, independent contractor, creditor, shareholder or other third party have been fully paid or accrued on the Balance Sheet. There are no Encumbrances for Taxes with respect to any of the assets or properties of the Company other than Permitted Encumbrances or for Taxes that may thereafter be paid without penalty.

(b) Except as set forth on Disclosure Schedule 3.13(b), no Tax Return of the Company is under audit or examination by any Tax Authority, and no written notice of such an audit or examination has been received by the Company, and to Manitex’s Knowledge, no such audit or examination is pending.

(c) The Company is not and has not been a party to any Tax allocation, sharing, indemnity or reimbursement agreement or arrangement (other than such agreements that relate primarily to non-Tax matters and with respect to which the payment of Taxes is an ordinary or customary term).

(d) The Company has set aside from all amounts collected in respect of sales Taxes during the period that begins on the first day of any applicable Straddle Period and ends immediately prior to the Effective Time, an amount of cash sufficient to pay the portion thereof at the time it is required to be remitted, and such cash shall remain in the Company and available to the Purchaser at the Effective Time.

3.14 Litigation. There are no Legal Proceedings pending or, to Manitex’s Knowledge, threatened in writing (and, to Manitex’s Knowledge, the Company has received no notice of any such Legal Proceedings) against the Company, or any of the Company’s officers or directors, with respect to or affecting the Company’s operations, the Business or its assets, or with respect to the consummation of the transactions contemplated hereby, except for those Legal Proceedings that are otherwise set forth on Disclosure Schedule 3.14. The Company is not subject to any material order, judgment, writ, injunction or decree of any court or governmental or regulatory authority or body or arbitration award (excluding any such matters of general applicability or applicable to entities situated similarly the Company rather than to it specifically) or agreement entered into in any administrative, judicial or arbitration proceedings with any governmental authority. There are no actions, suits, proceedings, orders or investigations pending or, to Manitex’s knowledge, threatened in writing against Manitex or Liftking Parent or any of their Affiliates, at law or in equity, which if adversely determined would have a Material Adverse Effect on Manitex’s or Liftking Parent’s performance under this Agreement or the consummation of the transactions contemplated hereby. There are no injunctions, decrees or unsatisfied judgments outstanding against or related to Manitex or Liftking Parent which could interfere with Manitex’s or Liftking Parent’s ability to consummate the transactions contemplated by this Agreement.

3.15 Properties.

(a) Disclosure Schedule 3.15(a) sets forth a list of all real property which the Company leases or otherwise uses as of the date hereof. The Company does not own any real property. The Company is not a party to, or under any agreement to become a party to, any lease with respect to real property other than the Lease, a true and complete copy of which has been provided to Buyer. The Company has good and valid title to, or a valid leasehold interest in, all real property and other assets reflected in the Financial Statements, other than properties and assets sold or otherwise disposed of in the Ordinary Course since December 31, 2015. All such properties and assets (including leasehold interests) are free and clear of Encumbrances, except for Permitted Encumbrances. The Lease is in good standing and is in full force and effect without amendment. With respect to the Lease, (i) all rents and additional rents which have come due have been paid, (ii) no waiver or postponement of the lessee’s obligations has been granted by the lessor, (iii) there exists no event of default or event, occurrence, condition or act (including the purchase of the Shares) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default under the Lease, and (iv) to Manitex’s Knowledge of the Company, all of the covenants to be performed by any other party under the Lease have been fully performed.

(b) Disclosure Schedule 3.15(b) sets forth a list of all leases and subleases with respect to personal property pursuant to which the Company is a lessee or sublessee or by which it is otherwise bound as of the date hereof (the “Leased Personal Property”). The Company has a valid leasehold interest in the Leased Personal Property free and clear of all Encumbrances, other than Permitted Encumbrances. Each of the leases and subleases set forth on Disclosure Schedule 3.15(b) is legal, valid and binding on the Company and, to Manitex’s Knowledge, the other party thereto, except to the extent the legal, valid and binding nature of such leases is effected by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, or (ii) general principles of equity (other than lack of good faith and fair dealing, undue delay, laches, waiver, estoppel, unclean hands, misrepresentation or duress).

(c) The Company has good and marketable title to (or a valid leasehold interest in or other right to use, as the case may be) the tangible personal property shown to be owned by it on the Balance Sheet, free and clear of all Encumbrances, other than Permitted Encumbrances.

(d) All tangible personal property used in the conduct of the Business is, taken as a whole, in reasonable operating condition and repair, normal wear and tear excepted, is adequate for the uses to which it is being put in the Ordinary Course and has been maintained in accordance with normal industry practice.

3.16 Material Contracts.

(a) Disclosure Schedule 3.16(a) sets forth a list of all Contracts that:

(i) provide for the employment for any period of time whatsoever, or are in regard to the employment, or restrict the employment, of any employee of the Company;

(ii) are consulting agreements;

(iii) are collective bargaining agreements;

(iv) provide for the payment by the Company of severance benefits, retention bonuses or sale bonuses to any employee;

(v) relate to a plan or contract or arrangement with respect to Benefit Plans;

(vi) are for the purchase of materials, supplies, goods, services, equipment or other tangible assets that cannot be terminated on not more than 120 days’ notice or without payment of any penalty;

(vii) are leases or subleases, either as lessee or sublessee, lessor or sublessor, of personal property or intangibles, where the lease or sublease provides for an annual rental amount in excess of USD $100,000 or has an unexpired term as of the Closing Date in excess of one year;

(viii) restrict in any manner the Company’s right to compete with any other Person, restricting the Company’s right to sell to or purchase from any other Person, restricting the right of any other party to compete with the Company or the ability of such Person to employ any of the Company’s employees;

(ix) are between the Company, on the one hand, and Manitex or Liftking Parent or any of their Affiliates, on the other hand;

(x) contract for the advertisement, display or promotion of any products or services, which cannot be cancelled by the Company without payment or penalty upon notice of thirty (30) days or less;

(xi) relate to any borrowing of money or full or partial guarantee for the borrowing of money or any other Liability or which evidence any Indebtedness;

(xii) are options or commitments to acquire any securities of any corporation or to acquire or lease any real property or assets other than, in the latter case, those assets that are to be used in the Ordinary Course;

(xiii) are outside of the Ordinary Course or which provide for the receipt or expenditure of more than USD $100,000; and

(xiv) are continuing contracts or sales orders with customers for the delivery, sale or supply of products of the Company with an aggregate value in excess of USD $50,000.

(b) Except as set forth on Disclosure Schedule 3.16(b): (i) each Material Contract is a legal, valid and binding obligation of the Company and is in full force and effect; and (ii) the terms of all Material Contracts have been complied with in all material respects by the Company and, to Manitex’s Knowledge, by the other parties to such Material Contracts. To Manitex’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Contract.

(c) Except as set forth on Disclosure Schedule 3.16(c), the Company is not a party to, subject to or bound by any Material Contract, that would require the consent of a third party, be breached or violated or its obligations thereunder accelerated or increased (whether or not with notice or lapse of time or both) by the execution or delivery by Manitex or Liftking Parent of this Agreement or the performance by Manitex or Liftking Parent of the transactions contemplated by this Agreement.

(d) The Company is not a party to, subject to or bound by any Contract, or any right or privilege capable of becoming an agreement, for the purchase from the Company of the Business or any of its assets other than in the Ordinary Course.

(e) The Company has not received any written notice of, and to Manitex’s Knowledge there is not, any intention to terminate, repudiate or disclaim any Material Contract to which it is a party.

3.17 Licenses and Permits. Disclosure Schedule 3.17 contains a list of, and the Company possess, all material licenses, permits, registrations and government approvals (the “Permits”) that are required in order for the Company to conduct their Business as presently conducted. Manitex and Liftking Parent have made available complete and accurate copies of each Permit to Buyer. The Company is in compliance with each of their respective Permits in all material respects.

3.18 Compliance with Laws. Since January 1, 2011, the Company is in compliance with all applicable Laws in all material respects (including those relating to health and safety from actual or alleged exposure to Hazardous Materials).

3.19 Environmental Matters. Except as set forth in Disclosure Schedule 3.19: (i) the Company is and since January 1, 2011 has been in compliance in all material respects with all applicable Environmental Laws and Environmental Permits; (ii) the Company has all material Environmental Permits necessary to conduct the Business as presently conducted and Disclosure Schedule 3.19 contains a complete and accurate list of all such Environmental Permits; (iii) there is no civil, criminal or administrative action, suit, citation, summons, investigation or proceeding pending or, to Manitex’s Knowledge, threatened in writing (and, to Manitex’s Knowledge, the Company has received no notice of any civil, criminal or administrative action, suit, citation, summons, investigation or proceeding) against the Company relating to or arising from any Environmental Laws, relating to any Hazardous Materials, or relating to personal injury or property damage claims or suits from the actual or alleged exposure to any Hazardous Material;

(iv) since January 1, 2011, the Company has not received any notice from any governmental entity or other Person asserting that any condition exists at any of the Company’s current or former facility locations that constitutes or has resulted in a violation of any Environmental Law or that there has been a Release of Hazardous Materials in violation of Environmental Laws or in such a manner that the Company could reasonably be expected to incur a material Liability; and (v) there have been no Releases of Hazardous Materials at any current or, to Manitex’s Knowledge, former facility locations, except Releases in compliance with Environmental Laws. To Manitex’s Knowledge, there are no Hazardous Substances present in, on or under any property leased by the Company or migrating to or from such property, except in compliance with Environmental Laws.

3.20 Intellectual Property.

(a) Disclosure Schedule 3.20(a) sets forth a list of the following Intellectual Property that is owned by the Company and currently used in the conduct of the Business: (i) issued patents and pending applications for patents; (ii) registered trademarks, pending applications for trademarks; and (iii) registered copyrights and pending applications for copyrights. The Company has made all necessary filings and paid all necessary registration, maintenance and renewal fees for the purpose of maintaining the Intellectual Property listed on Disclosure Schedule 3.20(a).

(b) Except as set forth on Disclosure Schedule 3.20(b), the Company is the owner of all right, title and interest to the items set forth on Disclosure Schedule 3.20(a), in all such cases free and clear of all Encumbrances, except Permitted Encumbrances.

(c) Except as provided on Disclosure Schedule 3.20(c), all Intellectual Property owned by the Company and material to the operation of the Business (i) was developed by employees or independent contractors who have each entered into written agreements with the Company that assigned any such Intellectual Property developed to the Company; or (ii) is owned by the Company or, the Company has the right to use the Intellectual Property in the manner used by the Company as of the Closing Date, which right does not require the payment of royalties and shall not be affected by the consummation of the transactions contemplated herein. Except as provided on Disclosure Schedule 3.20(c), the Company has not granted to any other Person the right to use any of its Intellectual Property.

(d) Except as set forth on Disclosure Schedule 3.20(d), since January 1, 2011, the Company has not received any written notice that it is infringing the Intellectual Property of any other Person, and to Manitex’s Knowledge, the Company has not and does not presently infringe the Intellectual Property of any other Person. To Manitex’s Knowledge, as of the Closing Date (i) no Intellectual Property owned by the Company or (ii) Intellectual Property licensed by the Company that is material to the Business, is being infringed or misappropriated by a third party.

(e) To Manitex’s Knowledge, the Company is in compliance and since January 1, 2011, has been in compliance in all material respects with all Laws, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company.

(f) The Company has taken commercially reasonable steps necessary to protect the confidentiality of any trade secrets material to the Business.

3.21 Insurance. Disclosure Schedule 3.21 contains a list and description (including insurer, coverages, deductibles, limitations and expiration dates) of all insurance policies (including fire and casualty, general liability, theft, life, workers’ compensation, directors and officers, business interruption and all other forms of insurance) which are owned by Manitex and name the Company as an insured (or loss payee), including without limitation those which pertain to the Company’s respective assets, employees or operations. Except as set forth on Disclosure Schedules 3.21, the Company does not maintain any such insurance policies on its own.

3.22 Labor Matters.

(a) Except as set forth on Disclosure Schedule 3.22(a), there is no controversy or grievance existing, pending or to Manitex’s Knowledge threatened in writing (and, to Manitex’s Knowledge, the Company has received no notice of any controversy or grievance) against the Company by any association or union or collective bargaining representative of the Company’s employees nor has any such labor controversy or grievance occurred since January 1, 2011.

(b) Except as set forth on Disclosure Schedule 3.22(b), there is no charge or complaint relating to an unfair or illegal labor practice pending against the Company nor is there any charge, labor strike, work stoppage, material grievance or other labor dispute pending or, to Manitex’s Knowledge, threatened in writing (and, to Manitex’s Knowledge, the Company has received no notice of any charge, complaint, labor strike, work stoppage, material grievance or other labor dispute) against the Company nor has any such labor controversy or grievance occurred since January 1, 2011.

(c) There are no collective bargaining, works council or similar agreements, nor any negotiations nor commitments with respect to any such agreements, between the Company or any employers’ or trade association of which the Company is a member and any trade union, staff association or other body representing employees of the Company, and no representation question has been raised respecting any of the Company’s employees since January 1, 2011, nor to Manitex’s Knowledge are there any current attempts to organize or establish any labor union or association with respect to any employees of the Company nor to solicit the Company’s employees to authorize representation by any labor organization.

(d) Except as set forth on Disclosure Schedule 3.22(d), there are no outstanding claims for disability, injury or workers’ compensation against or involving the Company.

(e) Since January 1, 2011, the Company has been and continues to be in compliance with all labor and employment laws, regulations, ordinances and other requirements, including without limitation the Labour Relations Act, 1995 (Ontario), the Ontario Human Rights Code, the Accessibility for Ontarians with Disabilities Act, 2005 (Ontario), the Occupational Health and Safety Act (Ontario), the Pay Equity Act (Ontario), the Employment Standards Act, 2000 (Ontario), the Pension Benefits Act (Ontario), the Workplace Safety and Insurance Act (Ontario) and the Unemployment Insurance Act (Canada), and any other applicable wage payment Laws, employment insurance Laws and worker exposure, safety and health Laws.

3.23 Employee Benefit Matters.

(a) Disclosure Schedule 3.23(a)(i) sets forth each retention, change of control or similar contract, plan, arrangement or policy, each other contract, plan, arrangement (whether written or unwritten and whether insured or self-insured) providing for retirement, pension, supplementary unemployment, bonus, stock purchase, profit-sharing, stock option, share appreciation, incentive or deferred compensation, severance or termination pay, salary continuation, medical, health, hospital, dental, vision care, drug, disability and sick leave benefits, post-employment or retirement benefits, and every other benefit plan, program, agreement, arrangement or practice in each case which is maintained, administered or contributed to or required to be contributed to by Manitex, Liftking Parent or the Company in respect of Company employees, former employees, and their respective dependents or beneficiaries, other than statutory plans or employee benefit plans required under applicable Law (“Benefit Plans”). Except as set forth on Disclosure Schedule 3.23(a)(ii), with respect to each Benefit Plan, Manitex and Liftking Parent have afforded Buyer the opportunity to obtain a true and complete copy of: (i) the plan document and any amendments; (ii) the summary plan description, if any, provided to past and present Benefit Plan participants; (iii) any trust agreements, insurance contracts or other funding contracts relating to each Benefit Plan; and (iv) any investment management contract, subscription or participation agreement, record keeping agreement or other services agreement.

(b) The Benefit Plans have been maintained, funded and administered, since their establishment and in all material respects, in compliance with the terms of the Benefit Plans, and with all applicable Laws. All contributions or premium payments due prior to the Effective Time with respect to any Benefit Plan and all payments from each Benefit Plan that may have been required to be made prior to the Effective Time in accordance with the terms of the Benefit Plan or pursuant to applicable Laws, have been made in a timely manner. No Benefit Plan is a pension plan as that term is defined in the Pension Benefits Act (Ontario) and subject to the Pension Benefits Act (Ontario) or similar Law.

(c) Except as described in Disclosure Schedule 3.23(c):

(i) all material reports, returns and similar documents with respect to any Benefits Plan required to be filed with any Governmental Authority or distributed to any Benefits Plan participant have been duly filed in a timely manner or distributed;

(ii) there are no pending investigations by any Governmental Authority involving or relating to any Benefits Plan, no threatened, in writing, or pending claims (except for claims for benefits payable in the normal operation of the Benefits Plans), actions, suits, trials, demands, arbitrations or other proceedings involving or relating to any Benefits Plan or asserting any rights or claims to benefits under any Benefits Plan that could give rise to a liability, and, to Manitex’s Knowledge, no facts that could give rise to any liability in the event of such investigation, claim, action, suit, trial, demand, arbitration or other proceeding;

(iii) no notice has been received by Manitex, Liftking Parent or the Company of any complaints or other proceedings of any kind involving Manitex, Liftking Parent or the Company or, to Manitex’s Knowledge, any of the employees of the Company before any Governmental Authority relating to any Benefits Plan or to the Company, Manitex or Liftking Parent, or requiring (or proposing to require) the Company to take (or refrain from taking) any action in respect of any Benefit Plan, or which could reasonably result in any Benefit Plan having its registration under any applicable Law refused or revoked, or being required to pay any material taxes or penalties under any applicable Law;

(iv) neither Buyer nor any of its Affiliates (other than the Company) will incur any liability with respect to any Benefits Plan as a result of the transactions contemplated by this Agreement;

(v) to Manitex’s Knowledge, there are no facts, conditions or circumstances since the date on which Manitex and Liftking Parent have afforded Buyer the opportunity to obtain copies of the documents described in section 3.22(a) which would materially affect the information contained therein and, in particular, and without limiting the generality of the foregoing, no promises or commitments have been made to amend any Benefit Plan or to provide increased benefits thereunder to any of the Company employees, former employees, and their respective dependents or beneficiaries, except as required by applicable Law; and

(vi) the Company has no obligation in respect of any Benefit Plan that is a multi-employer benefit plan except contribution obligations as are set out in the collective bargaining agreements disclosed in Disclosure Schedule 3.16(a).

3.24 Labor and Employment Laws. Disclosure Schedule 3.24 lists (i) the names of employees of the Company, including those on lay off but other than those in receipt of benefits under the Workplace Safety and Insurance Act (Ontario), (ii) their position or title, (iii) their status (i.e., full time, part time, temporary, casual, seasonal, co-op student), (iv) their total annual remuneration, including a breakdown of (A) salary and (B) bonus or other incentive compensation, if any, (v) other terms and conditions of their employment (other than Benefit Plans), (vi) their age, (vii) their total length of employment including any prior employment that would affect calculation of years of service for any purpose, including statutory entitlements, contractual entitlements (express or implied) benefit entitlement or pension entitlement, and (viii) whether any employees are on any approved or statutory leave of absence, and, if so, the reason for such absence and the expected date of return. Except as described in Disclosure Schedule 3.24 and Disclosure Schedule 3.22, there are no complaints, claims or charges outstanding, nor to Manitex’s Knowledge, anticipated, nor are there any orders, decisions, directions or convictions currently registered or outstanding by any Governmental Authority against or in respect of the Company under or in respect of any applicable Laws. Disclosure Schedule 3.24 lists all employees of the Company in respect of whom the Company has been advised by the Workplace Safety and Insurance Board that such employees are in receipt of benefits under the Workplace Safety and Insurance Act (Ontario). The Company is in compliance with the Employment Standards Act, 2000 (Ontario), the Workplace Safety and Insurance Act (Ontario) and other applicable Laws and, without limiting the generality of the foregoing: (i) there are no appeals pending before the Workplace Safety and Insurance Board nor any appeal tribunal therefrom involving the Company; (ii) all levies, assessments and penalties made against the Company pursuant to the Workplace Safety and Insurance Act (Ontario) have been paid by the Company; (iii) the Company is currently in Rate Group (411) for workers’ compensation purposes; and (iv) there has been no change in the rating assessment applicable to the Company under the Workplace Safety and Insurance Act (Ontario) since January 1, 2011, except as described in Disclosure Schedule 3.24; (v) the Company is not aware of any audit currently being performed by the Workplace Safety and Insurance Board. All accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, Canada Pension Plan premiums, accrued wages, salaries and commissions and employee benefit play payments have been reflected in the books and records of the Company.

3.25 Customers and Suppliers. Disclosure Schedule 3.25 sets forth a complete list of the ten (10) largest customers of the Company on the basis of revenues during the twelve (12)-month period ended December 31, 2015 (the “Top Customers”), and the ten (10) largest suppliers or vendors of the Company, on the basis of expenses incurred during the twelve (12)-month period ended December 31, 2015 (the “Top Suppliers”). To Manitex’s Knowledge, the Company has received no indication from any of the Top Customers or Top Suppliers of an intention to terminate its business relationship with the Company or to limit or alter its business relationship with the Company in any material respect.

3.26 Related Parties Transactions. Since January 1, 2011, except as set forth on Disclosure Schedule 3.26, the Company has not entered into any agreements, contracts, arrangements or other business relationships with any of the Company’s present and former directors, managers, officers, members, shareholders, partners, and their respective Affiliates (the “Related Parties”) other than normal employment arrangements and Benefit Plans. Except as asset forth on Disclosure Schedule 3.26 the Company is not owed and does not owe any amount from or to the Related Parties (excluding employee compensation and other ordinary incidents of employment). Except as asset forth on Disclosure Schedule 3.26 no property or interest in any property (including designs and drawings concerning machinery) which relates to and is or will be necessary or useful in the present or currently contemplated future operation of the Business, is presently owned by or leased by or to any Related Party.

3.27 Brokers, Finders. Except for any fee payable by Manitex to Seaport Global Securities LLC in connection with the Closing, no finder, broker, agent, or other intermediary acting on behalf of Manitex or an of its Affiliates is entitled to a commission, fee, or other compensation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

3.28 Competition Act. The aggregate value of all assets in Canada of the Company or the annual gross revenues from sales in and from Canada generated from all such assets do not exceed, in either case, CAD $87 million as determined pursuant to subsection 110(3) of the Competition Act (Canada).

3.29 Product Warranties. Attached as Disclosure Schedule 3.29 is the Company’s standard form of warranty provided to third party purchasers with respect to products supplied by the Company since January 1, 2011. The only warranties (express or implied) given by or binding on the Company with respect to any products or services manufactured, designed, sold or provided by the Company is a materials and workmanship warranty which does not extend for more than one year from the date of delivery of the products or performance of the services to which such warranty relates. The Company does not provide, has not provided, or is not bound by any other warranty, guarantee or assurance, express or implied, with respect to the use, performance, quantity or quality of output, quality of operation, productivity or processes of any products or services, whether previously sold or performed or committed for sale or performance. There is no action pending or, to Manitex’s Knowledge, threatened in writing against the Company for or which constitutes a product liability claim or similar claim, suit, cause of action or proceeding in connection with any act or omission of the Company or any of its employees, directors, officers, managers or contractors, in respect of which any and all existing and future liabilities and expenses of the Company that have arisen or may hereafter arise, including judgments, settlements and attorneys’ fees and expenses, are not fully insured and will not be paid in full by unaffiliated insurers pursuant to insurance policies maintained by the Company, and no insurer has declined to defend any such action.

3.30 Anti-Bribery and Corruption. Since January 1, 2011, neither the Company, nor any of its directors, officers, employees, agents or representatives have, in connection with the Company’s business, directly or indirectly, (i) offered, promised, made or authorized, or agreed to offer, promise, make or authorize, any contribution, expense, payment or gift of funds, property or anything of value to or for the use or benefit of any Government Official for the purpose of securing action or inaction or a decision of a Governmental Authority or a Government Official, influence over such action, inaction or decision, or any improper advantage; or (ii) taken any action which is or would be otherwise inconsistent with or prohibited by the Corruption of Foreign Public Officials Act (Canada), the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), or the Foreign Corrupt Practices Act of 1977 (United States), as amended, the Bribery Act 2010 (United Kingdom) or the rules and regulations promulgated thereunder or under any other legislation of any relevant jurisdiction covering a similar subject matter applicable to the Company. The Company has instituted and maintains policies and procedures designed to ensure continued compliance with such legislation, including those for the detection, prevention and reporting of violations. The operations of the Company have been conducted at all times in compliance with such legislation and there has been no suit, action, investigation (including any internal investigation), inquiry, litigation or proceeding by or before any Governmental Authority, customer, business partner or any arbitrator involving the Company or any of their directors, officers, employees, agents or representatives with respect to such legislation, or to Manitex’s Knowledge, pending or threatened in writing, and, to Manitex’s Knowledge there are no circumstances likely to lead or give rise to any such suit, action, investigation, inquiry, litigation or proceeding. The Company is not ineligible, or, to Manitex’s Knowledge, is considered by any Governmental Authority to be ineligible, to tender for any contract or business with, or be awarded any contract or business by, such Governmental Authority, or to tender for or perform any sub-contracting work under a contract with such Governmental Authority. The Company has been and is in full compliance with Public Works and Government Services Canada’s Integrity Regime and similar applicable debarment regimes of other jurisdictions.

3.31 Economic Sanctions, Export Controls and Controlled Goods. The Company is, and for the past six (6) years has been, in compliance with economic sanctions, anti-terrorism, customs and export and technology transfer control laws, and industrial security requirements, including the Special Economic Measures Act (Canada)¸ the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act, the Criminal Code (Canada), the Export and Import Permits Act (Canada), the Defence Production Act (Canada), the Customs Act (Canada) and Canada’s Contract Security Program, including any regulations or orders issued under the foregoing, and similar applicable economic sanctions, anti-terrorism, customs and export and technology transfer control laws and industrial security requirements of other jurisdictions. The Company has instituted and maintains policies and procedures designed to ensure continued compliance with such measures, including those for the detection, prevention and reporting of violations and breaches. The operations of the Company have been conducted at all times in compliance with such measures and over the past six (6) years there has been no suit, action, investigation (including any internal investigation), inquiry, litigation or proceeding by or before any Governmental Authority, customer, business partner or any arbitrator involving the Company or any of its directors, officers, employees, agents or representatives with respect to such measures, or to Manitex’s Knowledge, pending or threatened in writing, and, to Manitex’s Knowledge, there are no circumstances likely to lead or give rise to any such suit, action, investigation, inquiry, litigation or proceeding.

3.32 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE III (as modified by the Disclosure Schedule), Manitex and Liftking Parent expressly disclaim any other representations or warranties of any kind or nature, express or implied.

3.33 Effect of due diligence by Buyer Parent. Notwithstanding any investigation or audit conducted by Buyer Parent or its Affiliates or any knowledge attributable to Buyer Parent or its Affiliates prior to the Closing, Buyer Parent and Buyer shall be entitled to rely upon the representations and warranties of Manitex and Liftking Parent which are set forth in this Agreement and such representations and warranties shall not be deemed to have been waived or otherwise affected by any such investigation or audit.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER PARENT

Buyer and Buyer Parent, jointly and severally, hereby make the following representations and warranties to Manitex and Liftking Parent, each of which is true and correct on the date hereof and shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein.

4.1 Existence and Power.

(a) Each of Buyer and Buyer Parent have the corporate power and authority to execute and deliver into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(b) Buyer is duly incorporated, validly existing and in good standing under the laws of the Province of Alberta.

(c) Except as set forth on Disclosure Schedule 4.1, no permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any governmental or regulatory authority or third party is required in connection with the execution, delivery or performance of this Agreement by Buyer or Buyer Parent, or the consummation by Buyer or Buyer Parent of the transactions contemplated hereby, except as otherwise provided for herein. The transactions contemplated hereby will not violate any order, ruling, writ, judgment, or decree of any governmental entity applicable to Buyer or Buyer Parent.

4.2 Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by each of Buyer and Buyer Parent and constitutes a legal, valid and binding obligation of each of Buyer and Buyer Parent, enforceable against each of Buyer and Buyer Parent in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) the availability of specific performance, injunctive relief and other equitable remedies.

4.3 Conflicts Under Governing Documents or Laws. Neither the execution and delivery of this Agreement by Buyer or Buyer Parent, nor the consummation by Buyer or Buyer Parent of the transactions contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of Buyer’s or Buyer Parent’ Certificate or Articles of Incorporation, constating documents or by-laws, or violate in any material respect any applicable Law of any governmental authority or of any arbitration award to which Buyer or Buyer Parent is a party or by which Buyer or Buyer Parent is bound.

4.4 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold in the United States except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

4.5 Brokers, Finders. No finder, broker, agent, or other intermediary acting on behalf of Buyer or any of its Affiliates is entitled to a commission, fee, or other compensation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

4.6 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to Buyer’s knowledge or to Buyer Parent’s knowledge, as applicable, threatened in writing against Buyer or Buyer Parent or any of their Affiliates, at law or in equity, which if adversely determined would have a material adverse effect on Buyer’s or Buyer Parent’s performance under this Agreement or the consummation of the transactions contemplated hereby. There are no injunctions, decrees or unsatisfied judgments outstanding against or related to Buyer or Buyer Parent which could interfere with Buyer’s or Buyer Parent’s ability to consummate the transactions contemplated by this Agreement.

4.7 Financial Capability. Buyer has sufficient funds available to deliver the Purchase Price and to consummate the transactions contemplated by this Agreement.

4.8 Independent Investigation.

(a) In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby and thereby, other than reliance on the representations, warranties, covenants and obligations of Manitex set forth in this Agreement, Buyer has relied solely on its own independent investigation, analysis and evaluation of the Company (including Buyer’s own estimate and appraisal of the value of the financial condition, assets, operations and prospects of the Company). Buyer confirms to Manitex that Buyer is sophisticated and knowledgeable in the business of the Company and is capable of evaluating the matters set forth above. WITHOUT LIMITING THE FOREGOING, BUYER ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY SET FORTH IN THE REPRESENTATIONS AND WARRANTIES MADE BY MANITEX HEREIN, MANITEX AND ITS AFFILIATES AND THEIR RESPECTIVE RELATED PERSONS HAVE MADE NO REPRESENTATION OR WARRANTY CONCERNING (I) ANY USE TO WHICH THE COMPANY’S ASSETS MAY BE PUT, (II) ANY FUTURE REVENUES, COSTS, EXPENDITURES, CASH FLOW, RESULTS OF OPERATIONS, FINANCIAL CONDITION OR PROSPECTS OF THE COMPANY, (III) ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR RELATED PERSONS (INCLUDING, WITHOUT LIMITATION, ANY INFORMATION, DOCUMENT OR MATERIAL MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES IN CERTAIN PHYSICAL OR ONLINE “DATA ROOMS”, MANAGEMENT PRESENTATIONS OR ANY OTHER FORM) OR (IV) THE CONDITION OF THE PROPERTY USED BY THE COMPANY.

(b) In connection with Buyer’s investigation of the Company, Buyer has received from or on behalf of Manitex certain projections, including projected statements of operating revenues and income from operations of the Company for the fiscal year ending December 31, 2016 and for subsequent fiscal years and certain business plan information for such fiscal year and succeeding fiscal years. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Buyer shall have no claim against Manitex with respect thereto. Accordingly, Manitex does not make any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

4.9 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE IV (as modified by the Disclosure Schedule), neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer.

ARTICLE V

COVENANTS OF THE PARTIES

5.1 No Third Party Beneficiaries. No agreement between the Parties hereto nor any action by Manitex, Liftking Parent, the Company, Buyer, Buyer Parent, or their Affiliates shall be deemed to create any third party beneficiary rights in any employees of Manitex, Liftking Parent, the Company, Buyer, Buyer Parent, or any Affiliate of either, and no Person other than the Parties shall have any rights to enforce any provision hereof.

5.2 Books and Records. During the six (6)-year period beginning upon the Closing, Buyer and the Company shall, upon reasonable notice, at the cost of Manitex, and at the discretion of Manitex either, (i) provide Manitex, Liftking Parent and their Affiliates and their representatives with reasonable access during normal business hours, to all books and records of the Company with respect to the Business for Pre-Closing Periods not subject to the Attorney-Client Privilege, Work Product Doctrine, or other similar privilege (unless pursuant to a joint defense or similar agreement), including, but not limited to, accounting and Tax records, sales and purchase documents, notes, memoranda, test records and any other electronic or written data (“Records”) pertaining or relating to the period prior to the Effective Time, or (ii) deliver to Manitex, Liftking Parent or their Affiliates copies of those Records requested by Manitex, Liftking Parent or their Affiliates, in each case solely for the purposes of (a) preparing Tax returns, and (b) defending any claim in respect of which a Notice of Claim has been served on Manitex or Liftking Parent (provided that, solely with respect to lawsuits between the Parties hereto, the requirements of applicable Law, and not this Agreement, shall govern the obligation of the providing party to provide the other party with Records, as defined herein, and other information requested by such other party with respect to such matter). To the extent deemed reasonably necessary by Manitex or Liftking Parent, Manitex, Liftking Parent and their Affiliates may retain copies of such Records prior to providing the originals to the providing party, or, as soon as practicable after Closing, Buyer and the Company shall provide to Manitex, Liftking Parent and their Affiliates copies of all or any portion of such non-privileged Records as requested by such other party.

5.3 Cooperation. After the Effective Time, the Parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, including contract assignments, and doing any and all such other things as may be reasonably required by the Parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

5.4 Confidentiality; Announcements.

(a) In addition to the terms and conditions of the Confidentiality Agreement, Buyer and Buyer Parent acknowledge that, in the course of its investigations of the Company, Buyer and its Affiliates and their representatives may have become aware of confidential information and non-public documents of Manitex and its Affiliates (other than the Company), and that its use of such confidential information and documents, or communication of such information to third parties, could be detrimental to Manitex and its Affiliates(other than the Company). Each of Buyer and Buyer Parent covenants that following Closing, all information and documents concerning Manitex and its Affiliates (other than the Company) reviewed by Buyer, Buyer Parent, or their Affiliates or their representatives in connection with this Agreement or the transactions contemplated hereby to the extent not related to the Business, shall be maintained in confidence and shall not be disclosed or used by Buyer, Buyer Parent, the Company or their representatives without Manitex’s prior written consent, unless such information is (i) otherwise publicly available through no breach of this Section 5.4, (ii) required to be disclosed pursuant to law, order or regulation of a court or tribunal or government authority, or (iii) disclosed to any person that proposes to finance, in whole or in part, the purchase of the Company, solely for the purpose of permitting such party to evaluate the advisability of providing such financing. If Buyer, Buyer Parent or the Company becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demands, or similar process) or is required by a regulatory body to make any disclosure with respect to Manitex or its Affiliates (other than the Company) that is prohibited by this Section 5.4, Buyer and Buyer Parent will provide Manitex with notice as early as reasonably practicable prior to disclosure (to the extent such notice is not prohibited by law) of such requirement so that Manitex may seek an appropriate protective order or other appropriate remedy.

(b) The Parties agree that no press release or other public statement concerning the negotiation, execution and delivery of this Agreement or the transactions contemplated hereby shall be issued or made without the prior approval of both Manitex and Buyer Parent (which approval shall not be unreasonably withheld or delayed), except as required by the rules of any national securities exchange, national securities association or over-the-counter market, foreign or domestic, as applicable, or applicable law or regulation, in which case the Party making such disclosure will first provide to all other Parties the text of the proposed disclosure, the reasons such disclosure is required and the time and manner in which the disclosure is intended to be made. The Parties agree that any initial press release and any Securities and Exchange Commission filing to be made in respect of the transactions contemplated by this Agreement shall be in a form agreed to by Manitex and Buyer Parent, provided that Buyer Parent’s approval of such items shall not be unreasonably withheld or delayed.

5.5 Insurance. From and after Closing, the Parties agree that the Company shall not have the benefit of or access to any insurance policies of Manitex or its Affiliates.

5.6 Use of Names and Marks. Buyer will cause the Company to cease all use of all trademarks, service marks, trade names, corporate names, brand names, domain names, logos, e-mail addresses or other designations comprising or likely to be confused with the marks MANITEX, or MANITEX logos, or any other marks listed on Schedule 5.6 in any fashion or combination, as well as eliminate the use of any other designation indicating affiliation with Manitex or any of its Affiliates, including by changing the name of the Company to remove any reference to “Manitex” therefrom, as soon as practicable after the Closing Date but not more than thirty (30) days after the Closing Date; provided, however, that with respect to stationery, checks, contracts, purchase orders, agreements and other business forms and writings, which could result after the Closing Date in a legal commitment of Manitex or any of their Affiliates, Buyer will cause the Company to cease immediately after the Closing Date any use of the designations set forth on Schedule 5.6 as well as of any other designation indicating affiliation after the Closing Date with Manitex or any of its Affiliates; provided that the Company will not be required to update contracts, purchase orders, agreements, marketing materials or other documents entered into with, or provided to, customers, suppliers or other third parties prior to Closing unless revised documentation is being updated or redistributed in the Ordinary Course.

5.7 Director and Officer Liability and Indemnification. For a period of six (6) years after the Closing, Buyer shall not, and Buyer shall not permit the Company to amend, repeal or modify any provision in the certificate of incorporation or bylaws (or other organizational documents) of the Company relating to the exculpation or indemnification of any officers and directors (unless required by law), it being the intent of the Parties that the officers and directors of the Company shall continue to be entitled to such exculpation and indemnification to the full extent of the law.

5.8 Tax Covenants.

(a) Manitex shall pay, and shall indemnify and hold the Buyer Indemnified Persons harmless against, all Income Taxes of the Company with respect to any period ending prior to Closing to the extent such Income Taxes were not paid prior to Closing by Manitex or on behalf of the Company. Buyer will pay, and shall indemnify and hold the Manitex Indemnified Persons harmless against, all other Income Taxes of the Company.

(b) Manitex shall prepare, or cause to be prepared, all Income Tax Returns for the Company for all periods ending on or prior to the Closing Date. Manitex shall submit the Income Tax Return for the period ending immediately prior to the Closing Date to Buyer for its review and comments at least thirty (30) days prior to the due date for filing such Income Tax Return, and Buyer and Manitex agree to consult and resolve in good faith any issues arising as a result of the review of such Income Tax Return. Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all other Tax Returns for the Company. Buyer shall not prepare any amended Income Tax Returns with respect to the Company for any Pre-Closing Period. Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for any Straddle Period that are required to be filed after the Closing Date. Buyer shall submit all Straddle Period Tax Returns to Manitex for its review and comments at least thirty (30) days prior to the due date for filing such Tax Returns, and Buyer and Manitex agree to consult and resolve in good faith any issues arising as a result of the review of such Tax Returns.

(c) Any Tax refunds and interest thereon that are received by Buyer, the Company (or the Affiliates of any of them), and any amounts credited against Tax to which Buyer or the Company (or the Affiliates of any of them) become entitled, that relate to Pre-Closing Periods shall be for the account of Manitex, and Buyer shall pay over to Manitex any such refund and interest or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto, except to the extent such refund or credit is attributable to a carryback of a loss, deduction, credit or other Tax attribute of the Company (or the Affiliates of any of them) from a taxable period (or portion thereof) beginning after the Closing Date.

(d) Buyer and Manitex agree to furnish, or cause to be furnished, to each other, upon written notice, as promptly as practical, such information (including reasonable access to books and records) and assistance as is reasonably necessary for the filing of any Tax Return, preparation of the portion of any financial statement related to Taxes, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter.

5.9 Employees.

(a) Commencing at the Closing and continuing for a period of six (6) months following Closing, Buyer shall and shall cause the Company to provide each Employee who remains employed immediately after the Closing (each, a “Transferred Employee”) with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by the Company immediately prior to the Closing; (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by the Company immediately prior to the Closing; and (iv) severance benefits that are no less favorable than the practice, plan or policy in effect for such Transferred Employee immediately prior to the Closing.

(b) With respect to any employee benefit plan maintained by the Company or Buyer after Closing (collectively, “Buyer Benefit Plans”) in which any Transferred Employee will participate effective as of the Closing, Buyer shall, or shall cause the Company to, recognize all prior service of the Transferred Employees with the Company for vesting and eligibility purposes in any Buyer Benefit Plan in which any such Transferred Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.

(c) Without limiting the scope of Section 5.1, this Section 5.9 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 5.9, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.9. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The Parties hereto acknowledge and agree that the terms set forth in this Section 5.9 shall not create any right in any Employee or any other Person to any continued employment with the Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

5.10 Phase II Environmental Report

Manitex shall use its reasonable best efforts to deliver, or cause to be delivered, to Buyer a “Phase II ESA” as set out and recommended in the Phase I Environmental Report within 30 days from Closing or as soon as practicable thereafter. The cost and remuneration of the environmental consultant and the completion of the “Phase II ESA” will be at the sole cost of Manitex.

5.11 Non-Competition

(a) Manitex, Liftking Parent, and any of their Affiliates, must not in any manner whatsoever at any time during a period of five (5) years from the date hereof, directly or indirectly:

(i) carry on, engage in or be concerned with or interested in; or

(ii) advise, lend money to, guarantee the debts or obligations of or permit its name or any part thereof to be used or employed by any person engaged in or concerned with or interested in,

any business that is the same as, substantially similar to or competitive with the Business, as presently conducted, on a worldwide basis; provided, however, that the foregoing shall not prohibit Manitex, Liftking Parent, or any of their Affiliates from owning 2% or less of the outstanding equity or debt securities of a publicly traded entity, and provided, further, that the foregoing shall not prohibit Manitex, Liftking Parent, or any of their Affiliates from carrying on any business (by selling products, providing services or otherwise) that are carried on by any such parties as of the date hereof.

(b) Each of Manitex and Liftking Parent acknowledges and confirms that all restrictions in Section 5.11(a) are (i) reasonable and valid and waives all defences to the strict enforcement thereof; and (ii) intended to preserve the fair market value of the Shares.

5.12 Non-Solicitation

(a) Manitex and Liftking Parent, or any of their Affiliates, must not in any manner whatsoever, without the prior consent of the Buyer and Buyer Parent, which consent may be withheld in the discretion of the Buyer and Buyer Parent, at any time during a period of five (5) years from the date hereof, directly or indirectly:

(i) induce or endeavour to induce any current employee of the Company to leave his or her employment with the Company, or employ or attempt to employ or assist any Person to employ any current employee of the Company; provided, however, that the foregoing will not prohibit Manitex and Liftking Parent, or any of their Affiliates, from making any public general advertisement which is not specifically directed at any current employee of the Company or hiring any current employee of the Company that responds to any such advertisement or otherwise contacts Manitex or Liftking Parent, or any of their Affiliates, on his or her own initiative; or

(ii) induce or attempt to induce, or assist any other Person to induce or attempt to induce, any Person that (A) is a customer of the Company as of the date hereof, or (B) was a customer of the Company at any time within twelve (12) months prior to the date hereof, to reduce or discontinue its business with the Company solely with respect to the goods and services supplied by the Company as of the date hereof.

(b) Each of Manitex and Liftking Parent acknowledges and confirms that all restrictions in Section 5.12(a) are reasonable and valid and waives all defences to the strict enforcement thereof.

5.13 Manitex and Liftking Parent Acknowledgements

(a) With reference to Sections 5.11 and 5.12, each Manitex and Liftking Parent acknowledge that:

(b) the Business is carried on throughout the world and that the Company are interested in and solicit or canvass opportunities throughout the world;

(c) the reputation of the Company in the industry and their relationship with their customers are the result of hard work, diligence and perseverance on behalf of the Company over an extended period of time; and

(d) the nature of the Business is such that the on-going relationship between the Company and their customers is material and has a significant effect on the ability of the Company to continue to obtain business from their customers with respect to both long term and new orders.

ARTICLE VI

CLOSING DELIVERABLES

6.1 Deliverables of Manitex. On the Closing Date, Manitex or Liftking Parent shall deliver to Buyer all of the following:

(a) share certificates representing the Shares accompanied by any necessary documents of transfer relating to the transfer thereof;

(b) an executed counterpart signature page to this Agreement, duly executed by Manitex and Liftking Parent;

(c) the third party consents, if any, set forth on Schedule 6.1(c), including a landlord’s acknowledgement and consent from the landlord under the Lease confirming the matters set forth in Section 3.15(a) in a form reasonably acceptable to Buyer;

(d) the written resignations and releases, in a mutually agreed upon form, from all directors and officers of the Company;

(e) certified copies of the director resolutions of Manitex and Liftking Parent authorizing the entering into of the Agreement and the consummation of the transactions contemplated herein;

(f) a certified copy of the Company’s articles of incorporation issued by the Province of Alberta, Canada, and of the Company’s by-laws as of the Closing Date;

(g) a certificate of good standing (or similar document) of the Company issued as of a recent date days prior to the Closing Date by the Province of Alberta, Canada;

(h) the minute books and share records of the Company;

(i) physical possession of all records, tangible assets, licenses, policies, contracts, plans, leases or other instruments owned by or pertaining to the Company which are in the possession of Manitex, Liftking Parent, or any of their Affiliates;

(j) evidence that requests to change the authorizations with respect to all bank accounts maintained by the Company as requested by Buyer have been submitted by the Company;

(k) releases of all liens and other encumbrances and security interests held by the holders of Indebtedness in any of the Company’s assets, including PPSA discharge statements;

(l) without limitation by specific enumeration of the foregoing, such other customary documents, instruments or certificates as shall be reasonably requested by Buyer Parent and as shall be reasonably required by Buyer Parent to consummate the transactions contemplated hereby; and

(m) executed counterparts to all documentation required, in Manitex’s sole discretion, to effect both the complete assignment of all of Manitex’s obligations under the Letters of Credit to Buyer or the discharge of Manitex’s obligations under the Letters of Credit, as well as the return to Manitex of its cash collateral that supports the Letters of Credit, which is in the aggregate amount of USD $572,644.80.

6.2 Deliverables of Buyer. Buyer and Buyer Parent shall have made or tendered, or caused to be made or tendered, delivery to Manitex of the Purchase Price in accordance with Section 2.2 and the following documents:

(a) an executed counterpart signature page to this Agreement, duly executed by Buyer and Buyer Parent;

(b) the third party consents, if any, set forth on Schedule 6.2(b);

(c) the third party releases set forth on Schedule 6.2(c) in respect of guarantees by Manitex and/or any of its Affiliates of any debt or other obligations of the Company;

(d) executed counterparts to all documentation required, in Manitex’s sole discretion, to effect both the complete assignment of all of Manitex’s obligations under the Letters of Credit to Buyer or the discharge of Manitex’s obligations under the Letters of Credit, as well as the return to Manitex of its cash collateral that supports the Letters of Credit, which is in the aggregate amount of USD $572,644.80;

(e) an executed assignment of that certain Guarantee (the “Guarantee”), dated as of March 13, 2013, and executed by Manitex in favor of Canadian Commercial Corporation (“CCC”), whereby Buyer will agree to assume any and all obligations of Manitex under the Guarantee, and which assignment will also be executed by CCC so as to acknowledge CCC’s consent to such assignment or a discharge of Manitex’s obligations under the Guarantee acknowledged by CCC; and

(f) without limitation by specific enumeration of the foregoing, such other customary documents, instruments or certificates as shall be reasonably requested by Manitex and as shall be reasonably required by Manitex to consummate the transactions contemplated hereby.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification by Manitex and Liftking Parent. Subject to the limitations set forth in this ARTICLE VII, Manitex and Liftking Parent shall jointly and severally indemnify and hold harmless Buyer and Buyer Parent against and in respect of any and all Losses incurred directly or indirectly, in connection with, arising from or as a result of:

(a) any breach, non-fulfillment or violation of the covenants made in this Agreement by Manitex and Liftking Parent;

(b) any breach of any of the representations and warranties made in this Agreement by Manitex and Liftking Parent;

(c) any Hazardous Substances that migrated from the Leased Personal Property through groundwater, surface water or otherwise prior to the completion of all requirements under the Phase II ESA; or

(d) any and all costs, expenses and fees (including without limitation reasonable fees and disbursements of counsel and consultants) incurred directly or indirectly, in connection with, arising from or as a result of Buyer, Buyer Parent or the Company implementing the recommendations of the Phase II ESA, including, without limitation, any and all remediation of the Leased Personal Property to applicable generic Ministry of the Environment and Climate Change soil and groundwater standards and any further investigations or reports recommended by the Phase II ESA and any remediation of the Leased Personal Property recommended by such further investigations or reports.

Any indemnification provided for under this Section 7.1 shall be deemed also to extend to directors, shareholders, officers and employees (in their capacity as Affiliates) of Buyer and Buyer Parent and their Affiliates (in all, the “Buyer Indemnified Persons”).

7.2 Indemnification by Buyer. Subject to the limitations set forth in this ARTICLE VII, Buyer and Buyer Parent shall jointly and severally indemnify and hold harmless Manitex against and in respect of any and all Losses incurred directly or indirectly in connection with, arising from or as a result of:

(a) any breach, non-fulfillment or violation of the covenants made in this Agreement by Buyer and Buyer Parent; or

(b) any breach of any of the representations or warranties made in this Agreement by Buyer and Buyer Parent.

Any indemnification provided for under this Section 7.2 shall be deemed also to extend to directors, shareholders, officers and employees (in their capacity as Affiliates) of Manitex and Liftking Parent and their Affiliates (in all, the “Manitex Indemnified Persons”).

7.3 Notice and Payment of Losses. As promptly as practicable after obtaining knowledge of any Loss, any Person entitled to indemnification under Section 7.1 or Section 7.2 (the “Injured Party”) shall give written notice to the Party liable for such indemnification (the “Indemnifying Party”) specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted (such written notice being hereinafter referred to as a “Notice of Claim”). If the Indemnifying Party disputes such claim of indemnification, it shall notify the Injured Party thereof within thirty (30) days after receipt of the Notice of Claim, whereupon the Injured Party and the Indemnifying Party shall meet and attempt in good faith to resolve their differences with respect to such claim or indemnification. If the dispute has not been resolved within thirty (30) days after the parties first meet to attempt such resolution, either party may initiate litigation in accordance with this Agreement. If the Indemnifying Party does not dispute the Injured Party’s claim of indemnification, the Indemnifying Party shall, to the extent the amount of such claim is known, pay such amount within thirty (30) days after receipt of the Injured Party’s Notice of Claim (or, if the amount of such claim is not then known, promptly after it becomes known).

7.4 Defense of Third Party Claims. If an Injured Party is entitled to indemnification hereunder because of a claim asserted by any claimant (other than an Indemnified Party hereunder) (“Third Person”), the Injured Party shall give a Notice of Claim to the Indemnifying Party promptly after such assertion is actually known to the Injured Party. The Indemnifying Party shall have the right, upon written notice to the Injured Party, and using counsel of the Indemnifying Party’s choice and reasonably satisfactory to the Injured Party, to investigate, secure, contest, or settle the claim alleged by such Third Person (a “Third Person Claim”), in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party, except as set forth below, provided that the Indemnifying Party notified the Injured Party in writing of its election to indemnify the Injured Party with respect to such Third Person Claim; and provided further that where such Third Person Claim is initiated by a Taxing Authority, the Indemnifying Party shall pay any and all amounts of Tax required to be paid in respect of such Third Party Claim; and provided further that the Indemnifying Party will not consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter without the written consent of the Injured Party (not to be withheld or delayed unreasonably) except that the

Indemnifying Party shall be entitled to consent to any judgment and/or enter into any settlement without the consent of the Injured Party if such settlement contains an unconditional release by the Third Party of all Liability (including any restriction on the Injured Party’s business, operations or assets) of the Injured Party with respect to such Third Party Claim and the Indemnifying Party has agreed in writing that such Third Party Claim is the subject of indemnity under this ARTICLE VII. The Injured Party may thereafter participate in (but not control) the defense of any such Third Person Claim with its own counsel at its own expense, unless separate representation is necessary to avoid a conflict of interest, in which case such representation shall be at the expense of the Indemnifying Party. If the Indemnifying Party does not elect in writing to defend the Injured Party with respect to such Third Person Claim within thirty (30) days after receiving the applicable Notice of Claim, the Injured Party shall have the right, at its option, to assume and control defense of the matter. If the Indemnifying Party does not so elect to indemnify and assume the defense of any such Third Person Claim, the Injured Party may defend against such claim, in such manner as it may deem appropriate, including, but not limited to, settling such claim, after giving written notice of the same to the Indemnifying Party, on such terms as the Injured Party may deem appropriate; provided that in all cases the Injured Party will not consent to the entry of a judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld or delayed unreasonably), except that the Injured Party shall be entitled to consent to any judgment and/or enter into any settlement without the consent of the Indemnifying Party if such settlement contains an unconditional release by the Third Party of all liability (including any restriction on the Indemnifying Party’s business, operations or assets) of the Indemnifying Party with respect to such Third Party Claim and the Indemnifying Party has agreed in writing that such Third Party Claim is the subject of indemnity under this ARTICLE VII. The Indemnified Party shall promptly make available to the Indemnifying Party and allow the Indemnifying Party to copy all records, documents and other evidence in the Indemnified Party’s possession that are relevant to the defense of any Third Party Claim, other than privileged documents and subject to the Indemnifying Party’s agreement to keep such information confidential. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party defends or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person.

7.5 Survival of Representations and Warranties. All of the representations and warranties made by any Party in ARTICLE III and ARTICLE IV shall survive for a period of eight-teen (18) months following the Closing Date and thereafter to the extent a Notice of Claim is made within such period with respect to any breach of such representation or warranty occurring within such period and set out in such Notice of Claim, until resolved or judicially determined; provided that (i) the representations and warranties set forth in Sections 3.1(a), 3.1(b), 3.1(c), 3.2, 3.3, 3.4, 3.5, 3.6, 3.10 and 3.27 (each, a “Fundamental Representation” and collectively, the “Fundamental Representations”) shall survive Closing without any timing limitation, (ii) the representations and warranties set forth in Sections 3.13 and 3.19 shall survive the Closing Date until the ninetieth (90th) day following expiration of the statute of limitations or assessment or reassessment period applicable to the matters set forth therein and (iii) the representations and warranties set forth in Section 3.23 shall survive the Closing Date until the third (3rd) anniversary thereof. No party shall be entitled to indemnification for breach of any representation and warranty set forth in ARTICLE III and ARTICLE IV unless a Notice of Claim of such breach has been given to the Indemnifying Party within the period of survival of such representation and warranty as set forth herein.

7.6 Limitation on Indemnification.

(a) The provisions for indemnity under Section 7.1(b) shall be effective only when the Losses for which indemnification is sought exceed USD $140,000 in the aggregate (the “Indemnification Deductible”), in which case the Injured Party shall be entitled to indemnification of the Injured Party’s Losses only in excess thereof; provided, however, that the Indemnification Deductible shall not apply in any manner whatsoever to any breach of a Fundamental Representation or Sections 3.13 (with respect to Taxes only) and 3.8.

(b) The indemnification obligations of Manitex and Liftking Parent pursuant to Section 7.1(b) shall be effective only until the dollar amount paid by Manitex or Liftking Parent in respect of all Losses indemnified against under such Sections aggregates USD $1,400,000 (except for Losses resulting from breaches of Fundamental Representations or Sections 3.13 (with respect to Taxes only) and 3.8, or as a result of fraudulent act or willful misconduct by Manitex or Liftking Parent, as to which the foregoing USD $1,400,000 limitation shall not apply); provided, however, that the indemnification obligations of Manitex and Liftking Parent pursuant to Section 7.1(a) or resulting from breaches of Fundamental Representations shall be effective only until the dollar amount paid by Manitex and Liftking Parent in respect of such Losses aggregates to an amount equal to the aggregate cash consideration received by Manitex and Liftking Parent under this Agreement.

(c) The indemnification obligations of Manitex under Section 7.1 shall be reduced by any Tax benefit actually realized by such Buyer Indemnified Person for any Tax period (or portion thereof) beginning and ending after the Effective Time which would not, but for such indemnifiable event, be available. Tax benefits and detriments shall be taken into account as and when actually realized. The amount of any such Tax benefit for any Tax period shall be the amount of the reduction in Taxes payable to a Tax Authority by such Buyer Indemnified Person with respect to such Tax period as compared to the Taxes that would have been payable to a Tax Authority by such Buyer Indemnified Person with respect to such Tax period in the absence of such Tax benefit.

(d) Each Injured Party shall use its reasonable efforts (consistent with its normal business practices) to collect any amounts available under insurance coverage for any Losses payable under this ARTICLE VII.

7.7 Characterization and Calculation of Indemnity Payments. Any indemnification payments made pursuant to this Agreement shall be considered, to the extent permissible under Law, as adjustments to the Purchase Price for all Tax purposes.

7.8 Exclusive Remedy. The indemnification provisions set forth in this ARTICLE VII shall provide the exclusive remedy for breach of any covenant, agreement, representation or warranty set forth in this Agreement or any other agreement ancillary hereto executed pursuant to this Agreement, other than claims based on fraud or intentional misrepresentation. The Parties may not avoid the limitations on liability set forth in this ARTICLE VII by seeking damages for breach of contract, tort (other than fraud) or pursuant to any other theory or liability; provided, however, that each Party may seek specific performance of any obligation of the other Party.

7.9 Certain Damages. In no event shall any Indemnified Party be entitled to recover or make a claim for any amounts in respect of, and in no event shall “Losses” for purposes of this Agreement (including amounts indemnifiable under Sections 7.1 or 7.2) be deemed to include, special, speculative, remote, exemplary, treble or punitive damages, or for any loss of value damages measured as a multiple of earnings, revenue or any other performance metric, in each case, except with respect to amounts indemnifiable under Section 7.1(a) due to a breach of Sections 5.11 or 5.12 or arising from a Third Party Claim.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1 Notice. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made: (i) when sent to a Party by facsimile or other electronic transmission, addressed to it at its facsimile number or e-mail address specified below, (ii) upon being delivered by courier delivery to the Party for whom it is intended, or (iii) five (5) Business Days after having been deposited in the mail, certified or registered (with receipt requested) and postage prepaid, addressed at the address shown in this Section 8.1, or, as applicable, using such other address, facsimile number or e-mail address as may be designated in writing hereafter by such Party.

If to Buyer or the Company (following Closing):

Mi-Jack Products, Inc.

3111 West 167th Street

Hazel Crest, Illinois 60429

Telephone: (708) 596-5200

Fax: (708) 850-4752

E-mail: HGurion@mjmc.com and SBayers@mjmc.com

Attention: Henry Gurion and Stephen Bayers

With a copy to (which shall not constitute notice):

McCarthy Tétrault LLP

Bureau 2500

1000, rue De La Gauchetière Ouest

Montréal QC H3B 0A2

Telephone: (514) 397-4237

Fax: 514-875-6246

E-mail: pboucher@mccarthy.ca

Attention: Patrick Boucher

If to Manitex or Liftking Parent:

Manitex International, Inc.

9725 Industrial Drive

Bridgeview, Illinois 60455

Telephone: (708) 237-2056

Fax: (708) 430-1335

Email: arooke@manitex.com

Attention: Andrew Rooke

With copies to (which shall not constitute notice):

Bryan Cave LLP

161 North Clark Street, Suite 4300

Chicago, IL 60601

Telephone: (312) 602-5155

Fax: (312) 602-5050

E-mail: todd.kaye@bryanave.com and jpgoebel@bryancave.com

Attention: Todd M. Kaye and John P. Goebel

and

Gardner Roberts LLP

22 Adelaide Street West, Suite 3600

Toronto, Ontario M5H 4E3

Telephone: (416) 865-6787

Fax: (416) 865-6636

E-mail: gfarano@grllp.com

Attention: Greg Farano

8.2 Entire Agreement. This Agreement and the Schedules hereto embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings relating to such subject matter hereof and thereof.

8.3 Severability. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, as long as the remaining provisions, taken together, are sufficient to carry out the overall intentions of the Parties as evidenced hereby.

8.4 Assignment; Binding Agreement. This Agreement and various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties hereto and their successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned by Buyer or Buyer Parent without the prior written consent of Manitex, or by Manitex or Liftking Parent without the prior written consent of Buyer Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

8.5 Counterparts. This Agreement may be executed by facsimile or other digital means, simultaneously in multiple counterparts or in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

8.6 Expenses. Except as otherwise provided below or elsewhere herein, each Party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

8.7 Headings; Interpretation. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Each reference in this Agreement to an Article, Section, Schedule, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Schedule attached to this Agreement, respectively. References herein to “days,” unless otherwise indicated, are to consecutive calendar days. All Parties have participated substantially in the negotiation and drafting of this Agreement and agree that no ambiguity herein should be construed against the draftsman. Except as the context may otherwise require, references to “made available” shall mean those documents, agreements and other instruments that were posted in Manitex’s and Manitex’s on-line “data room” as of 9:00 a.m. CT on September 30, 2016.

8.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Michigan, without regard to the conflicts of law rules thereof.

8.9 Currency. Unless otherwise specified, all references to currency herein are to lawful money of the United States of America.

8.10 Disclosure Generally. All Schedules and Disclosure Schedules attached hereto are incorporated herein and expressly made part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Schedules or Disclosure Schedules or in any agreement contemplated hereby shall be deemed to refer to this entire Agreement, including all Schedules and Disclosure Schedules. By listing matters on the Disclosure Schedules, Manitex, or any of their Affiliates shall not be deemed to have established any materiality standard, admitted any Liability, or concluded that any one or more of such matters are material, or expanded in any way the scope or effect of the representations and warranties of Manitex contained in this Agreement. The information contained in the Schedules and Disclosure Schedules hereto is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including of any violation of law or breach of any agreement.

8.11 No Waiver. No disclosure of information made in this Agreement or required to be made pursuant to this Agreement shall be deemed to constitute a waiver of the Attorney-Client privilege or Work Product doctrine, or to the extent such disclosure could be so construed, the Parties shall enter into a mutually acceptable agreement to protect such disclosure.

8.12 Amendment and Waiver. Any provision of this Agreement may be amended or waived only if such amendment or waiver is in writing and signed, in the case of an amendment, by each of the Parties, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

SIGNATURES APPEAR ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first above written.

LIFTKING ACQUISITION ULC

By: /s/ Stephen Bayers
Name: Stephen Bayers
Title: Secretary

MI-JACK PRODUCTS, INC.

By: /s/ Stephen Bayers
Name: Stephen Bayers
Title: Secretary

MANITEX INTERNATIONAL, INC.

By: /s/ David J. Langevin
Name: David J. Langevin
Title: Chief Executive Officer

LIFTKING, INC.

By: /s/ David J. Langevin
Name: David J. Langevin
Title: Chief Executive Officer

[Share Purchase Agreement – Signature Page]